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MAXTOR(R)       NEWS
                RELEASE

                                                                ANALYST CONTACT:
                                                                 ROSANNE RAMIREZ
                                                                  (408) 432-4483

                                                                 EDITOR CONTACT:
                                                                     DOYLE ALBEE
                                                                  (303) 678-2405

FOR IMMEDIATE RELEASE

MAXTOR ANNOUNCES BRIDGE FINANCING FACILITY
WITH HYUNDAI ELECTRONICS AMERICA

SAN JOSE, Calif. -- Jan. 3, 1996 -- Maxtor Corp. (NASDAQ: MXTR) announced that it has established a $100 million bridge financing facility with Hyundai Electronics America. This facility will provide additional working capital financing for up to 90 days and is secured by the company's accounts receivable. Maxtor intends to replace this bridge financing with long-term financing in the same amount later this year. This bridge facility from Hyundai Electronics America, in conjunction with Maxtor's $100 million unsecured revolving credit facility arranged by Citicorp Securities Inc. in 1995, provides the company with up to $200 million of credit under these facilities.

Maxtor Corp. develops, manufactures and markets hard disk drives for desktop and mobile computer systems. The company employs approximately 7,700 people worldwide and has headquarters in San Jose, Calif. Maxtor had sales of $906.8 million in the fiscal year ended March 1995.

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http://www.maxtor.com.

Maxtor Corporation - 211 River Oaks Parkway - San Jose, CA 95134 - Telephone 408
                   432 1700 - Telex 171074 - Fax 408 432 4510